Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of the NFT Gaming Company, Inc. on Form S-1/A to be filed on or about January 20, 2023 of our report dated February 8, 2022, except for the common share, per share, and loss per share presentation on a post-reverse split basis dated November 4, 2022 on our audit of the NFT Gaming Company, Inc.’s financial statements as of December 31, 2021 and for the period from October 27, 2021 (Inception) to December 31, 2021.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

January 20, 2023